Exhibit 10.30

December 10, 2008

Mr. Kevin Howell

The Princeton Review, Inc.

2315 Broadway

New York, NY 10024

Re:	Transaction Bonus Agreement

Dear Kevin:

As you know, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”), the Princeton Review, Inc. (the “Company”) is presently negotiating the sale of all or substantially all of the assets and related liabilities of the Company’s K-12 division (the “Division”). The transaction contemplated by the Purchase Agreement shall be referred to herein as the “Transaction.”

In connection with the Transaction, and in order to encourage your continued efforts towards the Company’s satisfaction of its obligations under the Purchase Agreement and the consummation of the Transaction, you are hereby eligible to receive a transaction bonus from the Company, subject to the terms and conditions set forth in this letter agreement (this “Agreement”).

1. In the event that (x) the Transaction is consummated pursuant to the Purchase Agreement on or before March 31, 2009 and (y) as of December 19, 2008, the Company has received the consent to enter into the Transaction from customers of the Division set forth on Exhibit A hereto in such form as may be required under the Purchase Agreement, you shall be entitled to receive the following payments and benefits:

(a) a transaction bonus in the amount of $412,500, payable in a lump-sum no later than 30 days following the effective date of the Transaction (and in no event later than April 30, 2009); and

(b) upon the effective date of the Transaction, all unvested stock options, to the extent not previously forfeited, granted to you on October 10, 2005 (the “Option”) shall vest and become exercisable. The Option shall be exercisable through the later of (x) one year following the effective date of the Transaction and (y) the applicable exercise period set forth in the agreement for the Option, but in no event shall the Option be exercisable later than the original expiration date of the Option. In addition, all unvested restricted stock, to the extent not previously forfeited, granted to you on January 1, 2007 shall vest.

2. If the Transaction is consummated as contemplated above, in consideration of the payments and benefits described in Section 1 above, you hereby waive your right to receive the severance payments and benefits described in Section 6 of your Employment Agreement dated September 12, 2005 between you and the Company.

Mr. Kevin Howell

December 10, 2008.

3. The payments and benefits described in Section 1 above shall be conditioned upon your continued employment with the Company through the effective date of the Transaction. This Agreement shall not be construed as providing the right to continued service relationship with the Company.

4. This Agreement and all rights granted hereunder shall terminate upon the earlier of (x) the date your employment terminates prior to the Transaction or (y) April 1, 2009 if the Transaction has not been consummated.

5. All payments made by the Company under this Agreement shall be net of any tax or other amounts required by be withheld by the Company under applicable law.

6. The Company intends that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. This Agreement shall be construed in accordance with the laws of the Sate of New York, without regard to principles of conflict of laws of such state.

8. This Agreement may be executed in counterpart and may be amended only by a written instrument executed by you and the Company.

Please acknowledge your agreement with the foregoing by executing this Agreement where indicated below and returning it to the Company.

Sincerely,

THE PRINCETON REVIEW, INC.

By:	/s/ Michael Perik 12/17/2008

CONFIRMED AND AGREED

/s/ Kevin Howell

Kevin Howell

December 15, 2008

Mr. Kevin Howell

December 10, 2008.

Exhibit A

CONSENTS

Customer requiring consent:

1.	Los Angeles Unified School District (LAUSD)
2.	Texas Education Agency
3.	Orange County Public Schools
4.	The School Board of Palm Beach County, Florida